Exhibit 99.1
SoFi Technologies, Inc. Announces Public Offering of Common Stock
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – July 29, 2025 – SoFi Technologies, Inc. (NASDAQ: SOFI) (“SoFi” or the “Company”) today announced an underwritten public offering of $1.5 billion of shares of its common stock. In connection with the offering, SoFi expects to grant the underwriter a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the offering. All of the shares of common stock in the offering will be sold by SoFi. SoFi intends to use the net proceeds from the offering for general corporate purposes, including working capital and other business opportunities.
Goldman Sachs & Co. LLC (“Goldman”) will act as the underwriter in the offering. An automatic shelf registration statement on Form S-3 (Registration No. 333-289046) (including a base prospectus) became effective upon filing with the Securities and Exchange Commission on July 29, 2025. The offering will be made only by means of a preliminary prospectus supplement and a final prospectus supplement (together, the “prospectus supplement”) and an accompanying base prospectus. Before investing, prospective investors should read the preliminary prospectus supplement, the accompanying base prospectus and the documents incorporated by reference therein for more complete information about the Company and the offering. You may get these documents, including the prospectus supplement, for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus supplement, when available, and the accompanying prospectus relating to this offering may be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: (866) 471-2526 or via email: prospectus-ny@ny.email.gs.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About SoFi
SoFi Technologies (NASDAQ: SOFI) is a one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. Over 11.7 million members trust SoFi to borrow, save, spend, invest, and protect their money – all in one app – and get access to financial planners, exclusive experiences, and a thriving community. Fintechs, financial institutions, and brands use SoFi’s technology platform Galileo to build and manage innovative financial solutions across 160 million global accounts.
©2025 SoFi Technologies, Inc. All rights reserved.
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Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements represent SoFi’s current expectations regarding future events, including the proposed offering of shares of common stock, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting SoFi will be those that it has anticipated. Among those risks and uncertainties are market conditions and competition, including market interest rates, SoFi’s ability to satisfy evolving member and technology platform client preferences or to keep pace with market trends, and risks relating to SoFi’s business, including those described in periodic reports that SoFi files from time to time with the Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release, and SoFi does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.
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